Exhibit 10.1

April 7, 2020

Gevo, Inc.

345 Inverness Drive South, Building C, Suite 310

Englewood, Colorado 80112

Gevo Development, LLC

c/o Gevo, Inc.

Agri-Energy, LLC

c/o Gevo, Inc.

Re:     Gevo, Inc.’s 12.0% Convertible Senior Secured Notes due 2020/2021

Gentlemen,

Reference is hereby made to

1.

The Exchange and Purchase Agreement dated as of January 10, 2020, between, on the one hand, Gevo, Inc. (“Gevo”) and its wholly-owned subsidiaries Gevo Development, LLC and Agri-Energy, LLC (such subsidiaries, the “Guarantors” and, together with Gevo, the “Company Parties”) and, on the other hand, Wbox 2019-3 Ltd. (the “Initial Holder”), and Whitebox Advisors LLC (the “Representative”), pursuant to which the Initial Holder acquired $14,381,706.00 aggregate principal amount of the 12% Convertible Senior Secured Notes due 2020/2021 issued by Gevo and guaranteed by the Guarantors (the “Notes”) and was granted the option to purchase certain additional securities (the “Additional Notes”) upon the terms and subject to the conditions set forth therein (the “E&P Agreement”);

2.

The Indenture dated as of January 10, 2020, between the Company Parties and Wilmington Savings Fund Society, FSB, as trustee and collateral trustee, pursuant to which the Notes were issued and any Additional Notes would be issued (the “Indenture”);

3.

The Registration Rights Agreement dated as of January 10, 2020, between Gevo and the Initial Holder pursuant to which Gevo agreed, upon the terms and subject to the conditions set forth therein, to register under the Securities Act of 1933, as amended, any shares of common stock of Gevo that might be issued upon conversion of the Additional Notes as provided in the Indenture (the “RR Agreement”);

4.

The First Supplemental Indenture of even date hereof (the “Supplemental Indenture”) pursuant to which the parties to the Indenture, in compliance with the provisions thereof, amended certain provisions of the Indenture to, inter alia, extend until June 30, 2020, the deadline for securing the Stockholder Approval (as defined in the Indenture) which, when coupled with a reduction in the outstanding principal amount of all securities issued by Gevo under the Indenture, would extend the maturity of the Notes and any Additional Notes until April 1, 2021 (the Indenture, as amended by the Supplemental Indenture, the “Amended Indenture”); and

5.

The Joinder Agreements of even date herewith pursuant to which each of Whitebox Relative Value Partners, LP, Whitebox GT Fund, LP, Whitebox Multi-Strategy Partners, LP and Pandora Select Partners, LP (collectively, the “Current Holders”), having acquired a portion of the Notes from the Initial Holder has, with Gevo’s consent, become a party to each of the E&P Agreement and the RR Agreement.

This letter (the “Letter Agreement”) will formalize and evidence our agreement as follows:

A.

From the date hereof, notwithstanding any provision to the contrary therein, for all purposes under the E&P Agreement (including for purposes of the definition of “Option Period” thereunder), “Stockholder Proposal” shall have the meaning ascribed to that term in the Amended Indenture; accordingly, the term will include a proposal submitted at Gevo’s 2020 annual stockholder meeting pursuant to the Amended Indenture.

B.

From the date hereof, notwithstanding any provision to the contrary therein, for all purposes under the RR Agreement (including for purposes of the definition of “Option Exercise Period” thereunder), “Stockholder Proposal” shall have the meaning ascribed to that term in the Amended Indenture; accordingly, the term will include a proposal submitted at Gevo’s 2020 annual stockholder meeting pursuant to the Amended Indenture.

C.

Paragraph A of this Letter Agreement is supplemental to the E&P Agreement and shall be deemed to form a part of, and shall be construed in connection with and as part of, the E&P Agreement for any and all purposes. Except as specifically modified herein, the E&P Agreement, as amended, supplemented or otherwise modified hereby shall remain in full force and effect in accordance with its terms.

D.

Paragraph B of this Letter Agreement is supplemental to the RR Agreement and shall be deemed to form a part of, and shall be construed in connection with and as part of, the RR Agreement for any and all purposes. Except as specifically modified herein, the RR Agreement, as amended, supplemented or otherwise modified hereby shall remain in full force and effect in accordance with its terms.

E.

This Letter Agreement shall be governed by, and construed in accordance with, the laws of the state of New York without regard to conflicts of laws principles thereof other than Section 5-1401 of the General Obligations Law.

F.	Each of the parties hereto hereby irrevocably and unconditionally

a.

submits, for itself and its property, to the nonexclusive jurisdiction of any competent New York State court or federal court of the United States sitting in the State and City of New York, County of New York and Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Letter Agreement, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such state court sitting in the State and City of New York, County of New York and Borough of Manhattan or, to the extent permitted by law, in such federal court sitting in the State and City of New York, County of New York and Borough of Manhattan;

b.

waives, to the fullest extent it may legally and effectively do so, (i) any objection which it may now or hereafter have to the laying of venue of any suit, action proceeding arising out of or relating to this Letter Agreement in any such New York State or federal court; and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court; and

c.

WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTION CONTEMPLATED BY THE E&P AGREEMENT OR THE RR AGREEMENT.

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Kindly indicate your agreement to the foregoing by having this Letter Agreement executed by your duly authorized representative where provided below.

Sincerely,

WHITEBOX ADVISORS, LLC., for itself and on behalf of each of the Current Holders, By: /s/ Luke Harris________________ Name: Luke Harris Title: General Counsel - Corporate, Transactions & Litigation

Accepted and agreed to on the date first above written,

GEVO, INC.

By: /s/ L. Lynn Smull

Name: L. Lynn Smull

Title: Chief Financial Officer

AGRI-ENERGY, LLC

By: /s/ L. Lynn Smull

Name: L. Lynn Smull

Title: Chief Financial Officer

GEVO DEVELOPMENT, LLC

By: /s/ L. Lynn Smull

Name: L. Lynn Smull

Title: Chief Financial Officer